UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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☐     Soliciting Material Pursuant to §240.14a-12
COMMUNITY BANCORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COMMUNITY BANCORP
400 S. 4th Street, Suite 215
Las Vegas, Nevada 89101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

•	Date: May 29, 2008
•	Time: 11:00 a.m.
•	Place: 400 S. 4th Street, Suite 110
Las Vegas, Nevada 89101

To the stockholders of Community Bancorp:

We are pleased to notify you of, and invite you to, the 2008 Annual Meeting of Stockholders (the “Meeting”) at the corporate headquarters of Community Bancorp (the “Company”), 400 S. 4th Street, Suite 110, Las Vegas, Nevada on Thursday, May 29, 2008 at 11:00 a.m. local time, for the purpose of considering and voting on the following matters:

1. Election of Directors.  Elect six (6) persons to the Board of Directors of the Company to serve until the 2009 Annual Meeting of Stockholders and until their successors have been elected and have qualified.

2. Amendment Articles of Incorporation.  To amend Article Fourth of the Articles of Incorporation to increase the number of authorized shares of common stock and authorize a class of preferred stock

3. Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the selection of Grant Thornton, L.L.P. as the independent public accountants for the Company for 2008.

4. Other Business.  To transact such other business as may properly come before the Meeting and any adjournment thereof.

Stockholders of record of the Company’s common stock as of the close of business on April 7, 2008 (the “Record Date”) will be entitled to vote at the Meeting.

In connection with nominations for Directors, Section 13 of the Company’s Bylaws provides:

“Nominations for the election of Directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of Directors. However, a shareholder may nominate a Director if and only if the shareholder gives timely written notice of his or her intent to make the nomination or nominations. The shareholder’s notice shall be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation. To be timely, a shareholder’s notice must be received by the Secretary at least 60 calendar days before the date corresponding to the date on which the Corporation’s proxy materials were mailed to stockholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if the Corporation did not hold an annual meeting in the preceding year, then the shareholder’s notice will be considered timely if it is received by the Secretary a reasonable time before the Corporation mails its proxy materials for the annual meeting, but in any event at least

30 days before the Corporation mails its proxy materials for the annual meeting. The shareholder’s notice of his or her intent to make a nomination must set forth the following:

(a) Name and address, as they appear on the Corporation’s books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made, as well as the name and address of each person(s) nominated by the shareholder,

(b) Representation that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice,

(c) Class and number of shares of stock of the Corporation owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made,

(d) Description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice,

(e) Such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, and

(f) Signed consent of each nominee to serve as a Director of the Company if so elected.

If the presiding officer determines that a nomination was not made in accordance with these Bylaws, the presiding officer of the annual meeting will so declare to the meeting, and the defective nomination will be disregarded.”

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY. IF YOU DO NOT ATTEND THE MEETING, YOU MAY REVOKE THE PROXY PRIOR TO THE TIME IT IS VOTED BY NOTIFYING THE CORPORATE SECRETARY IN WRITING TO THAT EFFECT OR BY FILING A LATER DATED PROXY.

IN ORDER TO FACILITATE THE PROVISION OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

By order of the Board of Directors

/s/ Jeffrey R. Chase
Jeffrey R. Chase
Secretary

Dated: April 28, 2008

Proxy Statement for the
Annual Meeting of Stockholders of
COMMUNITY BANCORP
To Be Held on Thursday, May 29, 2008

COMMUNITY BANCORP

PROXY STATEMENT

SOLICITATION

This Proxy Statement, the accompanying proxy card and the 2007 Annual Report of Community Bancorp are being furnished to you in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Stockholders to be held at the City Centre Office of Community Bancorp, 400 S. 4th Street, Suite 110, Las Vegas, Nevada on May 29, 2008 at 11:00 a.m. local time (the “Meeting”). This Proxy Statement is being mailed to the Company’s stockholders on or about April 28, 2008. The Board of Directors is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, each stockholder is giving the proxy holders appointed by the Board of Directors the authority to vote the shares in the manner indicated on the proxy card of each stockholder.

Why did I receive more than one proxy card?

A stockholder may receive multiple proxy cards if shares are held in different ways, i.e. joint tenancy, trust, custodial account, or in multiple accounts. If shares are held by a broker, i.e. in “street name”, the stockholder will receive a proxy card or other voting information from the broker, and those proxy card(s) should be returned to the broker. You should vote on and sign each proxy card that you receive.

VOTING INFORMATION

The Board of Directors of Community Bancorp has selected the close of business on April 7, 2008 as the record date for the determination of stockholders entitled notice of, and to vote at, the Meeting. At that date, there were 10,263,309 shares of the Company’s common stock, par value $0.001 each, outstanding and entitled to vote at the Meeting.

Who is qualified to vote?

Each stockholder is entitled to one vote for each share held on the Record Date.

How do I vote my shares?

If you are a stockholder of record (if the shares are registered directly in your name with American Stock Transfer, the Company’s transfer agent), you may vote by mailing in the enclosed proxy card or in person at the Meeting.

If you hold your shares in “street name” (if your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian), your broker/bank/trustee/nominee will provide you with the materials and instructions for voting your shares or you may obtain a proxy from your broker/bank/trustee/nominee and vote in person at the Meeting.

Can I change my vote after I have mailed in my proxy card?

Any holder of common stock may revoke a proxy at any time before it is voted by:

•	Filing a written instrument revoking the proxy with the Secretary of the Company at 400 S. 4th Street, Suite 215, Las Vegas, Nevada 89101;

•	Returning a duly executed proxy bearing a later date; or

•	Attending and voting at the Meeting in person, provided you notify the Secretary of the Company before voting begins that you are revoking your proxy and voting in person. Attendance at the Meeting will not by itself constitute revocation of a proxy.

The Inspectors of Election for the Meeting will count votes cast by proxy or in person at the Meeting. The Inspectors will treat abstentions and “broker non-votes” (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self regulatory organization of which the broker or nominee is a member) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” will not be counted as shares voted for purposes of determining the outcome of any matter as may properly come before the Meeting.

What are the Board of Directors’ recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1 — “FOR” the Company’s nominees for the Board of Directors;

Proposal 2 — “FOR” the amendment to the Articles of Incorporation; and

Proposal 3 — “FOR” the ratification of independent public accountants.

Unless otherwise instructed, the Inspectors of Election will vote each valid proxy, which is not revoked,

•	“FOR” the Company’s nominees for the Board of Directors;

•	“FOR” the amendment to the Articles of Incorporation; and

•	“FOR” the ratification of independent public accountants.

And, in the proxy holders’ judgment, on such other matters, if any, which may properly come before the Meeting.

The six (6) candidates receiving the greatest number of votes will be elected.

Approval of the amendment of the Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock.

Ratification of the independent public accountants requires the affirmative vote of a majority of shares of common stock present and voting at the Meeting.

Who pays the cost of this proxy solicitation?

The Company will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to stockholders. The Company will furnish copies of proxy materials to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of common stock. In addition to the solicitation of proxies by use of the mail, some of the officers, Directors and regular employees of the Company may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which will be borne by the Company. The Company may retain a proxy soliciting firm to assist in the solicitation of proxies if circumstances warrant.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of the Board of Directors

The Board of Directors of Community Bancorp (the “Board”) consists of six Directors. The Directors each serve a one-year term. The term expires at the successive annual meeting so that the stockholders elect the Directors at each annual meeting.

The election of all six Directors of Community Bancorp will take place at the Meeting. At its meeting of March 6, 2008, the Board approved the nomination of the current slate of Directors for election at the 2008 Annual Meeting of Stockholders to serve until the 2009 Annual Meeting of Stockholders, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the nominees for election named below will be unable to serve.

Your Board Recommends That Stockholders
Vote FOR All Six Nominees Listed Below.

Nominees for Election of Directors with Terms Expiring at the 2008 Annual Meeting:

Set forth below is the slate of Directors to be considered for re-election to the Board of Directors of Community Bancorp (the “Company”):

Name	Age	Position/Background

Jacob D. Bingham	54	Director of the Company and Community Bank of Nevada since 1998.
		Mr. Bingham is one of the founding partners of the Juliet Companies, the parent company of Falcon Homes/Falcon Development and Juliet Property Company. He has worked in the construction industry for 32 years, and has been involved in the development and construction of over 6,000 homes. Mr. Bingham is the owner and President of JDB, a national and local governmental consulting firm, that works on many public and private issues. Mr. Bingham served in the North Las Vegas City Council from 1981 until 1985 and served as Chairman of the Clark County Commission from 1985 until 1996. Mr. Bingham was president of the Las Vegas Water District from 1988 until 1992 and Director of McCarran Airport from 1985 until 1996. Mr. Bingham also is actively involved in the community, particularly in church and youth organizations. He was instrumental in bringing together a Gang Task Force and introduced a “Six-Point” Plan to arrest gang activity in Clark County. He is on the Board of Fellows for Southern Utah University and serves as Chairman of the Colorado River Commission for the State of Nevada.

Edward M. Jamison	61	Chief Executive Officer of Community Bancorp, Chairman of the Board of the Company, Community Bank of Nevada and Community Bank of Arizona, Director and Founder of the Company.

Name	Age	Position/Background

		Prior to the founding of Community Bank, he was the President, Chief Executive Officer, Vice Chairman of the Board and Founder of Nevada Community Bank, which was founded in 1989. Nevada Community Bank was sold to First Security Corporation in 1994. Both banks have been headquartered in Las Vegas, Nevada. From 1984-1989, Mr. Jamison served as the Senior Vice President of First Security Financial, a wholly owned subsidiary of First Security Corporation in Salt Lake City, Utah. From 1976 to 1984, Mr. Jamison served as President, Chief Executive Officer and Chairman of the Board of Commerce First Thrift, and Commerce Financial, a financial institution holding company, headquartered in Salt Lake City, Utah. Mr. Jamison is the past Chairman of the Opportunity Village Foundation, the past Chairman and current Director of the Las Vegas Natural History Museum, past President and Director of the Las Vegas Southwest Rotary Club, and is past President/Chairman and current Director of the Board of the Better Business Bureau of Southern Nevada. He is past Chairman and Director of the Western Independent Bankers Association, Member of the Board of Directors of the Western Independent Bankers Service Corporation and former Chairman of the Nevada Community Reinvestment Corporation, past member of the Board of the National Advisory Council for Small Business Administration, (SBA) and member of the Legislative Committee for the American Bankers Association. In addition, Mr. Jamison is a member of the Las Vegas Chamber of Commerce, Nevada Development Authority and the Boy Scouts of America.

Lawrence K. Scott	48	President and Chief Executive Officer of Community Bank of Nevada, Executive Vice President, Chief Operating Officer and Director of the Company and Community Bank of Nevada since 2005.

		Prior to joining Community Bank of Nevada in 2002, Mr. Scott was an Executive Vice President and Chief Credit Officer at First Security Bank of Nevada from 1994 to 2001. Mr. Scott currently serves on the Board of Directors of Boys Town of Nevada and Western Independent Bankers Association. He is a former Las Vegas Founders member and a former member of the Board of Directors of Big Brothers and Big Sisters of Southern Nevada and the Boulder Dam Area Council of the Boy Scouts of America. Mr. Scott has over 24 years of experience in the banking industry, with his entire career spent in the Las Vegas market. Mr. Scott received a bachelor’s degree from Utah State University and a master’s degree in business from National University, as well as a banking degree from Pacific Coast Banking School at the University of Washington.

Dan H. Stewart	55	Director of the Company and Community Bank of Nevada since 2006.

		Currently, Mr. Stewart is the president/owner of The Stewart Development Company (“SDC”) and president/owner of Valley Construction Company (“VCC”), both of which are located in Las Vegas and Reno, Nevada. SDC is actively pursuing various mixed-use development projects. VCC is a premier general building contractor in northern and southern Nevada for small-to-medium-sized projects. Mr. Stewart is a Founding Director of Valley Bank, a community bank based in Las Vegas, which merged with Community Bank of Nevada in 2006.

Name	Age	Position/Background

		Prior to Mr. Stewart opening SDC and VCC, he was employed with American Nevada Corporation, a major property owner/developer in southern Nevada. For the decade from 1994-2003, Mr. Stewart was President and Chief Executive Officer of Basic Management, Inc. and its affiliates, Basic Water Company, Basic Power Company, Basic Remediation Company, Basic Environmental Company and its land development affiliate, The LandWell Company. During the years between 1988 and 1993 Mr. Stewart was the vice president/general manager of Industrial Construction, Inc. and Bonanza Materials, Inc. Mr. Stewart was general manager of Nevada Rock & Sand Company from 1985 to 1988. Mr. Stewart graduated from Stanford University in 1979, with a master’s degree in construction engineering and management. In 1978 Mr. Stewart graduated from Brigham Young University with a bachelor’s degree in civil engineering. Mr. Stewart currently sits on the Board of a publicly-traded company, Ready Mix Inc. Mr. Stewart is a member of the Urban Land Institute, the Council of National Trustees of the National Jewish Medical & Research Center, and a trustee of the Foundation for Nevada State College. Mr. Stewart was past-president of the Las Vegas Chapter of the Associated General Contractors, Chair of the St. Rose Dominican Hospital Mardi Gras Ball, Henderson Chamber of Commerce past, first vice-president and past vice-chairman of St. Rose Dominican Health Foundation and Director for ten years. Mr. Stewart was chair of the UNLV Engineering Advisory Council.

Gary W. Stewart	66	Founding Director of the Company and Community Bank of Nevada since 1994.

		Mr. Stewart is a founding partner of the Las Vegas firm of certified public accountants, Stewart, Archibald and Barney. Mr. Stewart has been actively engaged as a CPA in Las Vegas since 1966 and retired in December 2005. Prior to opening his own practice in 1972, Mr. Stewart was employed by Laventhol & Horwath, a national certified public accounting firm. Mr. Stewart is a two-time chairman of the Nevada CPA Foundation for Education and Research and has also served on the Boards of the Boulder Dam Area Council of Boy Scouts of America and Cumorah Credit Union. Mr. Stewart serves as a member of the oversight panel for school facilities of the Clark County School District. He received a bachelor’s degree in accounting from Brigham Young University in Provo, Utah.

Jack M. Woodcock	64	Director of the Company and Community Bank of Nevada since 2005.

		Mr. Woodcock began his banking association in 1997 as a founding Director of US Savings bank, which later became Bank of Commerce. In August 2005, Bank of Commerce was merged with Community Bank of Nevada.

Name	Age	Position/Background

Mr. Woodcock began his real estate career in 1974 and in November 1979, he was a founder of the Americana Group, Realtors, now known as Prudential Americana Group, Realtors. Mr. Woodcock is very active in the local, state and National Association of Realtors. He served as the Advisory Committee Chairman for the Institute for Real Estate Studies at the University of Nevada-Las Vegas and is still active on the committee. Mr. Woodcock has long held membership in the Las Vegas Southwest Rotary Club, and was active in the Las Vegas Executives Association. He is a member of the Board of Trustees for the Nevada Development Authority, the Las Vegas Chamber of Commerce and a past member of the Board of Trustees for the Las Vegas Symphony.

THE BOARD REQUESTS YOUR VOTE FOR THESE NOMINEES.

INFORMATION ABOUT THE NON-DIRECTOR EXECUTIVE OFFICERS OF COMMUNITY
BANCORP, COMMUNITY BANK OF NEVADA AND COMMUNITY BANK OF ARIZONA

Executive Management of Community Bancorp

Patrick Hartman, Executive Vice President and Chief Financial Officer, age 59, joined Community Bancorp in February 2007 bringing more than 35 years of experience in the accounting and finance profession, primarily serving as chief financial officer for community banks in the greater Los Angeles area. From 1979 through 1997, Mr. Hartman served as the chief financial officer for Community Bank, CENFED Bank, and CU Bancorp/California United Bank. In 1997, he founded the Alpha Consulting Group, which provided project management services and network support to companies challenged by increased technology requirements. Prior to joining the Company, he was the chief financial officer for Center Financial Corporation/Center Bank from March 2005 to February 2007. In addition, he worked for Peat Marwick in Chicago, Illinois. He also taught a variety of graduate and undergraduate accounting and finance classes at the University of Redlands in California. Mr. Hartman earned his Bachelor of Business Administration from the University of Wisconsin, Whitewater and Master of Business Administration from Northern Illinois University. Mr. Hartman is a certified public accountant.

Executive Management of Community Bank of Nevada

Don F. Bigger, Executive Vice President and Chief Credit Administration Officer, age 56, joined the Company in 2002 and has over 20 years of banking experience in southern Nevada. Prior to joining the Company in 2002, Mr. Bigger held lending positions with Washington Mutual Bank, Wells Fargo Bank and First Security Bank. Mr. Bigger is a Major in the U.S. Army Reserve (Inactive Reserve). He has been a member of the Board of Directors of the Brigham Young University Alumni Association since 1997. Mr. Bigger holds a B.S. degree from Brigham Young University, and is a graduate of the Pacific Coast Banking School at the University of Washington.

Bruce Ford, Executive Vice President and Chief Operating Officer, age 43, joined the Company in 2005 and has over 20 years of banking experience. Mr. Ford oversees loan production throughout the Bank and provides direction and leadership to the loan officers. Prior to joining the Company, Mr. Ford held the position of Senior Regional Credit Officer for Wells Fargo Bank. Mr. Ford has also served in a number of other capacities in the banking industry. Mr. Ford is a graduate of the University of Nevada-Las Vegas with a bachelor’s degree in Business Administration. He has earned a Graduate Banking Certificate from Pacific Coast Banking School at the University of Washington and holds a Graduate Banking Certificate from the Consumer Banking Association Graduate School of Retail Banking Management at the University of Virginia. Mr. Ford is a 2004 graduate of Leadership Las Vegas and a long-time, active member of the UNLV Alumni Association.

Thomas P. McGrath, Executive Vice President and Chief Risk Manager, age 63, Mr. McGrath joined the Company after over 30 years in banking supervision with the Office of Comptroller of Currency and the Federal Reserve Bank of San Francisco. He also served for six years with the Federal Reserve Board of Governors, and most recently as a Manager, Financial Risk Management, Bank Regulatory Advisory Group for KPMG LLP in Washington, D.C. His undergraduate degree is from the College of Business at the

University of Utah and he holds degrees from the University of Oklahoma, Graduate School of Lending and the University of Wisconsin, Graduate School of Banking. Mr. McGrath is a member of the Global Association of Risk Professionals, the Institute of Internal Auditors and is a Certified Bank Auditor.

Cathy Robinson, Executive Vice President and Chief Financial Officer, age 48, joined the Company in 1995 shortly after Community Bank of Nevada commenced operations. With more than 30 years of experience in the banking industry, she previously served as a Chief Financial Officer for a community bank located in southern California. Ms. Robinson attended the University of California, Riverside, the California Intermediate Banking School and the ABA Graduate School of Bank Investments.

Joyce G. Smith, Executive Vice President and Chief Retail Officer, age 48, joined Community Bank of Nevada in May 2006 with over 17 years of banking experience. Ms. Smith provides oversight and direction over operations, retail, training, security and facilities. Prior to joining Community Bank of Nevada, Ms. Smith was a district manager with Wells Fargo Bank for 16 years and regional investments program manager with Norwest Bank for 6 years. She earned a Graduate Banking Certificate from the Consumer Bankers Associates in July 2006.

Executive Management of Community Bank of Arizona

Stephen R. Curley, President and Chief Executive Officer, age 37, joined Community Bank of Arizona in January 2008. Mr. Curley was most recently with 1st National Bank of Arizona in Scottsdale, where he helped implement key strategies for growing their regional and business banking franchises and previously was an executive vice president in 1st National Bank of Arizona’s mortgage division which generated $10 billion in loan production in 2006 and 2007. Relocating to metro-Phoenix in 2002, Mr. Curley has experience in diverse areas of financial services in prominent East Coast cities, including Boston and New York. He earned his MBA from The Tuck School at Dartmouth in Hanover, New Hampshire, and his BA from Trinity College in Hartford, Conn., where he graduated Phi Beta Kappa.

Jim Nelson, Executive Vice President and Chief Credit Officer, Director, age 52, joined Community Bank of Arizona in December 2006. Previously, Mr. Nelson was executive vice president and chief credit officer with Pinnacle Bank in Scottsdale, where he established systems and processes for portfolio administration, underwriting and booking. Before that, he was senior vice president and chief credit officer with First Federal Bank in Roswell, New Mexico. Mr. Nelson has more than 24 years’ experience in lending and banking administration, most of that time in the Phoenix area. Among other responsibilities, he implemented and oversaw credit policy for the thrift institution, which managed $350 million in assets. Previously, he helped establish Compass Bank in the Phoenix commercial and residential homebuilding markets, growing the business from zero in 1999 to more than $150 million by 2003. Mr. Nelson also held senior management positions with Norwest Bank of Arizona, American Express Tax and Business Services, Inc., Wells Fargo Bank, First Interstate Bank of Arizona, Chase Bank of Arizona and Valley National Bank.

Katherine M. Gimbel, Senior Vice President and Chief Financial Officer, age 56, served as vice president, chief financial officer and technology officer of Cactus Commerce Bank which opened in November 2003. Subsequent to Community Bancorp’s acquisition of Cactus Commerce Bank in September 2006, Ms. Gimbel remained with the Company as Cactus Commerce Bank’s (renamed to Community Bank of Arizona in 2007) chief financial officer. Previously, Ms. Gimbel spent 8 years with Meridian Bank, where she served as operations officer and chief financial officer. Ms. Gimbel has in excess of 20 years of banking experience in substantially all areas of financial and regulatory accounting and operations.

CORPORATE GOVERNANCE

Consistent with the Company’s perception of good business principles, historically there has been a strong commitment to corporate governance with the highest standards of ethical conduct. Additionally, as part of a highly regulated industry, the corporate governance principles and procedures of the Sarbanes-Oxley Act of 2002 (“SOA”), the Securities and Exchange Commission (the “SEC”) and NASDAQ (our common stock is listed on the NASDAQ Global Market) are well known.

Corporate Governance Guidelines

The Company’s corporate governance practices are formalized into a set of Corporate Governance Guidelines, which include guidelines for determining Director Independence and reporting concerns to non-employee Directors. All of the Company’s corporate governance materials, including the Corporate

Governance Guidelines and committee charters, may be obtained from the “Investors” portion of the Company’s website at www.communitybanknv.com, or by writing to: 400 S. 4th Street, Suite 215, Las Vegas, Nevada 89101. The Board of Directors regularly reviews corporate governance developments and modifies these documents as warranted.

Director Independence

It is the Board’s objective that at least a majority of the Board consists of Independent Directors. For a Director to be considered independent, the Board must determine that the Director does not have any material relationship with the Company and is otherwise an “Independent Director” within the meaning of the NASDAQ rules. The NASDAQ rules require all members of the audit, the compensation, and the corporate governance/nominating committees to be Independent Directors. Members of the Audit Committee must also satisfy an additional SEC requirement, which provides that they may not accept directly or indirectly, any consulting, advisory, or other compensatory fee from us or any of the Company’s subsidiaries other than their Director compensation. The Board has determined that all members of the audit, compensation, and nominating and corporate governance committee satisfy the relevant independence requirements.

The Board has determined that the following four (4) Directors (constituting 67% of the entire Board) satisfy NASDAQ’s requirements: Messrs. Bingham, D. Stewart, G. Stewart, and Woodcock.

Communication with the Board of Directors

The ability of stockholders to communicate directly with the Board is an important feature of corporate governance and assists in the transparency of the Board’s operations. In furtherance of this interest, Section XVI “Shareholder Communications with the Board of Directors” of the Corporate Governance Guidelines outlines the process by which a stockholder may communicate directly in writing to the Board. A stockholder may provide written communication to the Board by addressing a letter to the Chairman of the Board, Community Bancorp, 400 S. 4th Street, Suite 215, Las Vegas, Nevada 89101.

The Board has instructed the Secretary to review all communications so received, and to exercise discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances. However, any Director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the Directors.

Director Nomination Process

The Corporate Governance/Nominating Committee is responsible for screening potential Director candidates, recommending qualified candidates to the Board for nomination, and filling vacancies occurring between annual meetings of stockholders. The Committee considers recommendations of potential candidates from current Directors, management and stockholders.

The Corporate Governance/Nominating Committee will consider stockholder recommendations for candidates for the Board. Recommendations can be made in accordance with Section IV “Shareholder Recommendations” of the Corporate Governance Guidelines, which provides that stockholders may submit recommendations in writing to the Corporate Governance/Nominating Committee at the Company’s headquarters office. Each recommendation should identify the proposed nominee and any additional information that may be useful in evaluating the proposed nominee. Stockholders are reminded that proposing a nominee in this fashion does not constitute a stockholder nomination of a Board member. To actually nominate a person for Board membership a stockholder must comply with Section 13 of the Company’s Bylaws. The committee’s non-exclusive list of criteria for Board members is set forth in Section IV “Criteria” of the Company’s Corporate Governance Guidelines, and includes:

•	Personal qualities and characteristics, accomplishments and reputation in the local business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills and personality with those of other Directors and potential Directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	Diversity of viewpoints, background and experience.

The Corporate Governance/Nominating Committee conducts surveys and otherwise seeks out the identity of possible candidates for the Board on an ongoing basis. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. At present, the Corporate Governance/Nominating Committee does not engage a third party to identify and evaluate potential Director candidates. All of the nominees approved by the Corporate Governance/Nominating Committee for election at the 2008 Annual Meeting were recommended by management and the Board.

Code of Conduct

The Company’s Code of Conduct, which is the Company’s code of ethics applicable to all Directors, officers, and employees embodies the Company’s principles and practices relating to the ethical conduct of the Company’s business, adherence to the highest standards of ethics and business conduct with each other, customers, stockholders and communities served, and compliance with all applicable laws, rules and regulations that govern the Company’s business. These principles have long been embodied in various policies relating to Director, officer, and employee conduct, including such subjects as employment policies, conflicts of interest, professional conduct, and protection of confidential information. The Board has adopted a comprehensive Code of Conduct reflecting these policies. The Company’s Code of Conduct is available at www.communitybanknv.com, under “Governance Documents” within the “Investors” page. Any change to or waiver of the Code of Conduct (other than technical, administrative, and other non-substantive changes) will be reported on a Form 8-K filed with the SEC. While the Board or the Corporate Governance/Nominating Committee may consider a waiver for a Director or officer, waivers are not expected.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Community Bancorp is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through telephone contact and other communications with the Chairman of the Board/Chief Executive Officer and other officers regarding matters of concern and interest to Community Bancorp, as well as by reviewing materials provided to them. During 2007, there were twelve (12) regularly-scheduled and one (1) special meeting of the Board.

Meetings and Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve and each annual stockholders’ meeting. All members of the Board attended the Company’s 2007 Annual Meeting of Stockholders, except for Jack M. Woodcock. Each Director, who was a Director during all of 2007, attended at least 75% of the meetings of the Board and committees on which they served in 2007.

Meetings of Independent Directors

The Corporate Governance Guidelines provide that the Independent Directors will meet without any management Directors present at least 2 times each year. In 2007, the Independent Directors met seventeen (17) times which incorporated the Audit, Corporate Governance/Nominating and Compensation committee (see below).

Committees of the Board

Among other committees, the Board has an Audit Committee, Corporate Governance/Nominating Committee and Compensation Committee. The following section describes the current membership, the number of meetings held during 2007, and the function of each of these three committees.

Audit	Corporate Governance	Compensation
Committee	Committee	Committee

Jacob D. Bingham	Jacob D. Bingham*	Jacob D. Bingham
Dan H. Stewart	Dan H. Stewart	Dan H. Stewart
Gary W. Stewart*	Gary W. Stewart	Gary W. Stewart
Jack M. Woodcock	Jack M. Woodcock	Jack M. Woodcock*

*	Committee Chairman

Audit Committee

The Audit Committee met twelve (12) times in 2007. The Audit Committee is comprised solely of non-employee Directors, all of whom are independent as defined by the NASDAQ rules and satisfy the additional

SEC requirements for independence of Audit Committee members. In addition, the Company’s Board has determined that Gary W. Stewart is an Audit Committee Financial Expert as defined by the SEC rules.

Pursuant to its Charter, the Audit Committee is a standing committee appointed annually by the Board. The Audit Committee assists the Board in fulfilling its responsibility to stockholders and depositors in relation to the quality and integrity of the Company’s accounting systems, internal controls, financial reporting processes, the identification and assessment of business risks, and the adequacy of the overall control environment within the Company. The Audit Committee’s authorities and responsibilities are set forth in the Audit Committee Charter. A copy of the Charter of the Audit Committee is available in the “Investors” section of the Company’s website at www.communitybanknv.com.

A copy of the Audit Committee’s Report for the year ended December 31, 2007 is included in Proposal 3, Ratification of Independent Public Accountants under the heading “Audit Committee Report.”

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee met one (1) time in 2007. The Corporate Governance/Nominating Committee is comprised solely of non-employee Directors, all of whom are independent as defined by the NASDAQ rules. A copy of the Corporate Governance/Nominating Committee Charter is available in the “Investors” section of the Company’s website at www.communitybanknv.com. The Corporate Governance Committee will, among other things:

•	Identify individuals believed to be qualified to become Board members, consistent with criteria approved by the Board, and recommend to the Board the nominees to stand for election as Directors at the Annual Meeting of Stockholders;

•	Develop and recommend to the Board the standards to be applied in making determinations as to the absence of material relationships between Community Bancorp and its Directors;

•	Identify Board members qualified to fill vacancies on any committee of the Board and recommend that the Board appoint the identified member or members to the respective committee;

•	Conduct an annual evaluation of the performance of the Board and report conclusions to the Board;

•	Develop and recommend to the Board a set of corporate governance principles applicable to Community Bancorp and review those principles at least once a year; and

•	Review and recommend any needed changes, and address questions which may arise with respect to the Code of Conduct.

Compensation Committee

The Compensation Committee met four (4) times in 2007. The Compensation Committee is comprised solely of non-employee Directors, all of whom are independent as defined by the NASDAQ rules. A copy of the Compensation Committee Charter is available in the “Investors” section of the Company’s website at www.communitybanknv.com. The Compensation Committee will, among other things:

•	Establish proper compensation goals for the Chief Executive Officer and other executive officers and recommend to the Board for action at an executive session the compensation of these officers based on their performance in light of these goals;

•	Review and recommend to the Board the compensation of non-employee Directors;

•	Make recommendations to the Board with respect to incentive compensation and equity-based compensation plans; and

•	Evaluate management succession plans.

See “Role of the Compensation Committee” under the Process for Making Compensation Decisions heading in the “Compensation Discussion and Analysis” for a complete discussion of the processes for the consideration and determination of executive and Director compensation.

A copy of the Compensation Committee’s Report for the year ended December 31, 2007 follows the “Compensation Discussion and Analysis” under the Executive Compensation heading contained in this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was a current or former officer or employee of Community Bancorp or its subsidiaries during the year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section addresses the Company’s compensation programs and the philosophy and objectives behind the design of the programs. The section also discusses the process for making compensation decisions, the role of management in the design of such programs, and the specific 2007 executive compensation components that were used. The factors most relevant to understanding the Company’s compensation programs are also addressed throughout this section. Specific details are provided about what the compensation programs are designed to reward, what the essential elements of compensation are, the reasons for determining payment of each element of compensation, how each compensation element fits into the Company’s overall compensation objectives and how decisions on individual compensation elements are related to other compensation elements.

Philosophy

The Company’s executive compensation programs, including those for its subsidiaries, are designed to attract and retain high quality executive officers that are critical to its long-term success. The Company’s Board of Directors and management believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals. The executive compensation programs are also designed to align the executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate goal of improving stockholder value.

Base salary levels for executive officers are established based on the officer’s roles and responsibilities, the compensation levels of executives who perform similar duties and the prior year compensation of the executive officer. Annual incentives (Bonuses) and equity compensation are based on both corporate and individual performance objectives, which include asset and revenue growth, development of acquired banks, asset quality, identification of strategic opportunities, development and maturation of the existing banks, and core earnings performance.

Process for Making Compensation Decisions

Role of the Executive Officers

Shortly following the conclusion of each calendar year, the Company’s Chief Executive Officer (“CEO”), assisted by our Director of Human Resources, conducts an annual performance evaluation process for all named executive officers, excluding himself. As part of each annual performance evaluation, the CEO considers, among other key factors, i) financial performance; ii) the executive’s contribution to meeting the Company’s overall goals; iii) the executive’s performance of job responsibilities and achievement of individual and/or departmental objectives; and iv) management and leadership skills, including effective communication, problem solving, business development and community involvement.

Based on this evaluation, the CEO determines, for each of the named executive officers (other than himself), recommendations for salary adjustments, including merit increases, and the annual incentive award amounts to be taken to the Compensation Committee for its approval. The majority of each named executive officer’s annual incentive payment is determined by the Company’s financial performance relative to that year’s financial performance goals. The Compensation Committee reviews the CEO’s recommendations and can modify a recommended amount in its discretion. Then at mid-year, the CEO’s recommendations for the grant of stock awards or options to named executive officers under the Company’s equity compensation plan are submitted to the Compensation Committee for approval. Compensation Committee approval ensures that the committee considers all elements of the proposed executive compensation package.

Role of the Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to senior management is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to other executive officers. In this regard, the Board of Directors has established a policy that no Compensation Committee member should have any material business relationships with the Company or any of its subsidiaries. The Compensation Committee is also responsible for the review and approval of corporate goals and objectives relevant to the compensation programs, including the annual incentive award of the Company’s CEO. The Committee is also responsible for evaluating the performance of the CEO in light of the pre-determined goals and objectives and determining and approving the CEO’s compensation levels based on this evaluation. Additionally, the Compensation Committee reviews compensation levels for members of the Company’s executive management group and approves the CEO’s recommendations on annual incentive/bonuses and salary increases for the named executive officers.

The Compensation Committee annually reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonably commensurate to the amount of work required both from the individual Directors as well as from the Board in the aggregate.

To achieve its goals and objectives, the Compensation Committee expects to maintain compensation plans that create an executive compensation program that is set at competitive levels of comparable public financial services institutions with comparable performance. The Compensation Committee makes recommendations to the Board with respect to base salaries, targeted annual incentives/bonuses and targeted equity-based compensation.

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of Community Bancorp’s compensation strategy. These objectives include the following:

1. Stockholder value and long-term incentives.  The Compensation Committee believes that the long-term success of the Company and its ability to consistently increase stockholder value is dependent on its ability to attract and retain skilled executives whose interests are in line with our shareholders. The Company’s compensation strategy encourages equity-based compensation to align the interests of management and stockholders.

2. Performance-based incentives.  The Company has established financial incentives for senior management executives who meet certain objectives, which thereby assist the Company in meeting its long-term growth and financial goals.

3. Internal and external fairness.  The Compensation Committee recognizes the importance of perceived fairness both internally and externally for its compensation practices. The Compensation Committee has evaluated the overall economic impact of the Company’s compensation practices and, when deemed necessary, has consulted with independent outside advisors in the evaluation of contractual obligations and compensation levels

4. Comprehensive approach.  The Compensation Committee has reviewed the compensation practices of peers, has considered management’s individual efforts for the benefit of the Company, and has reviewed various subjective measures in determining the adequacy and appropriateness of the compensation of executives. The Compensation Committee takes into account the performance of the executives as well as their longevity with the Company and recognizes that the competition among financial institutions for attracting and retaining senior management executives has become more intense in the past few years. The Compensation Committee takes such market considerations into account to ensure that the Company is providing appropriate long-term incentives to enable it to continue to attract new senior management executives and to retain the ones it already employs. General economic conditions and the past practice of the Company are also factors that are considered by the Compensation Committee. The Compensation Committee has established various processes to assist in ensuring that the Company’s compensation program is achieving its objectives. Among these are:

•	Assessment of Company Performance. The Compensation Committee uses Company performance measures in two ways. In establishing total compensation ranges, the committee considers various measures of Company and industry performance, asset growth, earnings per share, return on assets, return on equity, total stockholder return and the effective execution of the Company’s growth strategy. The committee does not apply a formula or assign these performance measures relative weights, instead, it makes a subjective determination after considering such measures collectively.

•	Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other named executive officers. The CEO’s compensation is governed by his employment contract, which is described below. For the other named executive officers, the committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s interactions with its executive officers. As with the CEO, the performance evaluation of these executives is based on his or her contribution to the Company’s performance, and other leadership accomplishments.

•	Total Compensation Review. The Compensation Committee reviews each executive’s base salary, bonus and equity incentives annually. In addition to these primary compensation elements, the committee reviews the perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios. In 2007, the Compensation Committee hired an outside consulting group to assist with its compensation review of named executive officers and directors. Following the 2007 review, the committee determined that these elements of compensation were reasonable in the aggregate.

Use of Outside Consultants

The Compensation Committee utilized the services of the outside consulting firm of Amalfi Consulting (formerly the Compensation Group of Clark Consulting) during 2007 to assess the competitive marketplace for executive and director compensation. Amalfi Consulting provided the committee with market data and analysis surrounding the total compensation packages provided to the CEO, other named executive officers, and directors. Amalfi Consulting utilized a peer group of 20 publicly traded banks (shown below) and supplemented this with industry survey data to provide competitive compensation information for the committee to use. Competitive market data was summarized at the 25th, 50th, and 75th percentiles. The Compensation Committee used these comparisons to help assess the total compensation packages for the named executive officers, but did not target a specified positioning compared to the market. The Amalfi Consulting study was used as an additional reference point.

Peer Group

The table below details the 20 peer group banks that were used in the Amalfi Consulting compensation review. The peer group banks were national in scope, and were selected based on asset size, aggressive growth characteristics, and various performance metrics. Again, this peer group was used primarily to provide a reference point for total executive and director compensation packages. The Compensation Committee utilized this peer group data along with other internal and external reference points when making compensation decisions.

Company Name	Ticker	City	State

Prosperity Bancshares, Inc.	PRSP	Houston	TX
Western Alliance Bancorporation	WAL	Las Vegas	NV
Texas Capital Bancshares, Inc.	TCBI	Dallas	TX
ITLA Capital Corporation	IMP	La Jolla	CA
First State Bancorporation	FSNM	Albuquerque	NM
Seacoast Banking Corp of Florida	SBCF	Stuart	FL
Vineyard National Bancorp	VNBC	Corona	CA
Cascade Bancorp	CACB	Bend	OR
TowneBank	TOWN	Portsmouth	VA
Union Bankshares Corporation	UBSH	Bowling Green	VA
First Regional Bancorp	FRGB	Century City	CA
Wilshire Bancorp, Inc.	WIBC	Los Angeles	CA
Intervest Bancshares Corporation	IBCA	New York	NY
Virginia Commerce Bancorp, Inc.	VCBI	Arlington	VA
Capital Bank Corporation	CBKN	Raleigh	NC
Bancorp, Inc.	TBBK	Wilmington	DE
Temecula Valley Bancorp Inc.	TMCV	Temecula	CA
City Bank	CTBK	Lynnwood	WA
CenterState Banks of Florida, Inc.	CSFL	Winter Haven	FL
Smithtown Bancorp, Inc.	SMTB	Hauppauge	NY

Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were i) base salary; ii) performance-based bonuses; iii) equity incentives; and iv) perquisites and other personal benefits. Three of the named executive officers, Edward M. Jamison, Lawrence K. Scott and Cathy Robinson, have written employment agreements that govern the terms of their compensation. Their employment agreements provide for potential payments upon termination of employment for a variety of reasons, including a change in control of the Company. The Company’s policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salary.  This section addresses the base salary for the named executive officers other than Edward M. Jamison, Lawrence K. Scott and Cathy Robinson. The base salary for these individuals is set forth in their respective employment agreements described below.

Named executive officers are provided a base salary as compensation for their services during the year. The Company’s Compensation Committee reviews the CEO’s recommendations (after any modifications) concerning their base salaries, including merit increases. Base salary adjustments are effective during the first quarter of each calendar year. Executive officer base salaries, including merit increases, for 2007 were primarily based on the Company’s financial and overall performance for 2006, performance of the executive and the executive’s department(s) or division(s), and base salary levels at comparable peer financial institutions. Merit increases in base pay are designed to reward named executive officers for their job performance and to manage pay growth consistent with the stated compensation objectives.

The Summary Compensation Table lists the named executive officers’ base earnings for 2007.

Performance-Based Bonuses.  Annual incentive bonuses are awarded by the Compensation Committee after reviewing the Company’s performance over the past year. The annual bonus is intended to reward named executive officers for favorable performance. The Compensation Committee takes into consideration the CEO’s recommendations, corporate and individual performance objectives, which include asset and revenue growth, development of new banks, asset quality, identification of strategic opportunities, development and maturation of the existing banks, core earnings performance, and subjective factors such as the safety and soundness of the organization, including such factors as credit quality, capital management, personnel management and regulatory compliance. These various performance factors are taken into account when determining the annual incentive bonus amounts, but there is not a specific formula used to determine the amount of the awards for the named executive officers. In 2007, the annual incentive payouts were intended to reward performance and be market competitive, but the final determination was based on a discretionary assessment by the Compensation Committee for the CEO and by the CEO and Compensation Committee for the other named executive officers.

The bonus policy seeks to align the interests of the executives with the stockholders by setting aggressive performance targets that enhance the value of the Company. This bonus policy was put in place at the Company, and its subsidiaries, to align the interests of all of the executives in the affiliates with the stockholders of the Company.

The Summary Compensation Table lists the named executive officers’ performance-based bonuses for 2007.

Equity Incentives.  The Compensation Committee grants equity compensation awards pursuant to the 2005 Equity Based Compensation Plan and administers outstanding options issued under previous stock plans. Grants of equity compensation awards are consistent with, and further each of, the Company’s stated compensation program objectives. In 2007, the Company granted restricted stock awards to the named executive officers. The amount of the awards was not based on a specific formula driven plan, but was intended to be market competitive and to take into account the performance of the Company and individual officers. The Company did not have a specific performance-based equity granting methodology in place during 2007, but performance was taken into account before making the discretionary awards.

Restricted stock awards refer to stock of the Company that is not fully transferable until certain conditions have been met. Upon satisfaction of these conditions, the stock becomes transferable by the person holding the award. For restricted stock awards granted in 2007, vesting is contingent upon continuing employment, with cliff vesting achieved after three years from the grant date of August 23, 2007. Stock awards have voting and dividend rights prior to vesting.

The Outstanding Equity Awards at Fiscal Year-End Table lists the named executive officers and their stock awards granted in 2007.

Perquisites and Other Personal Benefits.  Consistent with the Company’s compensation objectives, named executive officers are provided perquisites and other personal benefits that management believes are reasonable and consistent with the Company’s overall compensation program and keep us competitive with the marketplace. The Company periodically reviews the level of perquisites and other personal benefits provided to the named executive officers for suitability with the program objectives.

See the Summary Compensation Table for details regarding the perquisites provided in 2007. The health and insurance plans the Company provided to the named executive officers and the 401(k) matching amounts are consistent with those provided to all employees.

Employment Agreements for Named Executive Officers

The Company and Community Bank of Nevada have entered into an employment agreement, dated as of November 1, 2004, with Edward M. Jamison, Chief Executive Officer. The agreement expires on December 31, 2008, subject to the automatic extension provisions of the agreement.

If Mr. Jamison is terminated by Community Bancorp and/or Community Bank of Nevada without cause (as defined in the agreement), he will receive a lump sum severance payment equal to 24 months of his base salary then in effect plus two times the amount of his bonus for the year preceding the termination.

Mr. Jamison will also be entitled, under certain circumstances, to receive a lump-sum change in control severance payment in an amount equal to (i) 36 months base salary then in effect plus (ii) three times the amount of his bonus for the year preceding the termination, less applicable tax withholdings. If a change in control (as defined in the agreement) closes while Mr. Jamison is employed during the term of his employment agreement, or if Community Bancorp and/or Community Bank of Nevada enters into an agreement for a change in control, or a change in control is announced or required to be announced while Mr. Jamison is employed and his employment is subsequently terminated without cause or he submits his resignation for good reason he will receive the change in control severance payment. Alternatively, if Mr. Jamison’s employment during the term is terminated by Community Bancorp and/or Community Bank of Nevada without cause and within 12 months thereafter Community Bancorp and/or Community Bank of Nevada enters into an agreement for a change in control, or a change in control is announced or required to be announced, he will receive the change in control severance payment upon the closing of such change in control, less the amount of any termination payments already received.

The Company and Community Bank of Nevada entered into an employment agreement, dated as of November 1, 2004, with Lawrence K. Scott, President and Chief Operating Officer. The agreement expires on December 31, 2008, subject to the automatic extension provisions of the agreement.

The Company and Community Bank of Nevada also entered into an employment agreement, dated as of November 1, 2004, with Cathy Robinson, Executive Vice President and Chief Financial Officer. The agreement expires on December 31, 2008, subject to the automatic extension provisions of the agreement.

If either Mr. Scott or Ms. Robinson is terminated by Community Bancorp and/or Community Bank of Nevada without cause (as defined in the agreement), he or she will receive a lump sum severance payment equal to 12 months of the base salary then in effect plus one times the amount of his or her bonus for the year preceding the termination.

Both Mr. Scott and Ms. Robinson will also be entitled under certain circumstances to receive a lump-sum change in control severance payment in an amount equal to (i) 24 months base salary then in effect plus (ii) two times the amount of his or her bonus for the year preceding the termination, less applicable tax withholdings. If a change in control (as defined in the agreement) closes while Mr. Scott or Ms. Robinson is employed during the term of his/her employment agreement, or if Community Bancorp and/or Community Bank of Nevada enters into an agreement for a change in control, or a change in control is announced or required to be announced while Mr. Scott or Ms. Robinson is employed and he or she is subsequently terminated without cause or submit his or her resignation he or she will receive the change of control severance payment. Alternatively, if Mr. Scott’s or Ms. Robinson’s employment during the term is terminated by Community Bancorp and/or Community Bank of Nevada without cause, and within 12 months thereafter Community Bancorp and/or Community Bank of Nevada enters into an agreement for a change of control, or a change in control is announced or required to be announced, he or she will receive the change in control severance payment upon closing of such change in control, less the amount of any termination payments already received.

Executive Compensation Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1 million the deductibility of compensation paid by a public company for any fiscal year to the corporation’s chief executive officer and the four other most highly compensated executive officers at the end of the fiscal year. Performance-based compensation can qualify for an exemption from this deduction limit if it satisfies certain conditions under Section 162(m), including receipt of stockholder approval. The Compensation Committee considers the impact of this rule when developing and implementing the Company’s executive compensation programs and subject to the limitations of Section 162(m), seeks to maximize deductibility of all elements of executive compensation. The restricted stock and stock options granted under the Company’s 2005 Equity Based Compensation Plan were designed so that compensation paid under them can qualify for an exemption from the limitation on deductible compensation. However, to the extent that the value of annual salary, executive management incentive bonus amounts, and other non-performance based remuneration paid to the CEO or other named executive officers exceeds $1 million, the excess amount attributable to non-performance based compensation cannot be deducted. Further, restricted stock and restricted stock units may not be deductible under Section 162(m) if their award or vesting is not performance based. The Compensation Committee attempts whenever possible to take full advantage of Section 162(m) in designing compensation programs; however the committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting and administering compensation programs, even though such programs may occasionally result in non-deductible compensation expenses. Accordingly, the Compensation Committee, from time to time, approves elements of compensation for certain officers that are not fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jack M. Woodcock, Chairman
Jacob D. Bingham
Gary W. Stewart
Dan H. Stewart

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2006 and 2007. The Company has entered into employment agreements with Mr. Jamison, Ms. Robinson and Mr. Scott, as discussed previously. When setting total compensation for each of the named executive officers, the Compensation Committee reviews each executive’s current compensation, including cash-based compensation, equity-based compensation and other compensation.

The Company does not have a non-equity incentive plan, pension plan or deferred compensation plan.

				Stock	Option	All Other
			Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(2)	($)(3)(4)(5)(6)		Total ($)

Edward M Jamison,	2007	450,000	420,000	55,054	47,320	42,208	(5)	1,014,582
President and Chief Executive Officer	2006	400,000	525,000	—	223,145	43,792	(5)	1,191,937
Lawrence K. Scott,	2007	255,000	240,000	68,205	163,063	39,270	(6)	765,538
Executive Vice President and Chief Operating Officer(7)	2006	225,000	300,000	72,094	100,726	41,301	(6)	739,121
Patrick Hartman,	2007	257,308	210,000	22,024	—	254		489,586
Executive Vice President and Chief Financial Officer	2006	—	—	—	—	—		—
Cathy Robinson,	2007	175,000	123,000	12,848	114,510	10,887		436,245
Executive Vice President and Chief Financial Officer (Community Bank of Nevada)	2006	175,000	225,000	—	88,990	10,466		499,456
Bruce Ford,	2007	193,121	136,500	14,277	54,470	9,699		408,067
Executive Vice President and Chief Operating Officer (Community Bank of Nevada)	2006	176,277	150,000	—	38,938	—		365,215

1)	The amounts shown reflect discretionary cash bonuses approved by the Compensation Committee on December 28, 2007 for performance during 2007, paid in January 2008.

2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with SFAS No. 123R, adjusted pursuant to SEC rules to exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount are included in note 17 to the Company’s financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008.

3)	The amount shown in this column reflects for each named executive officer:

•	Payments made in lieu of the use of a Company-provided automobile;

•	Group term life insurance payments by the Company; and/or

•	Matching contributions made by the Company to the Company’s 401(k) Profit Sharing Plan.

4)	Value attributable to the personal use of Company-provided automobiles (as calculated in accordance with Internal Revenue Service guidelines), which are included as compensation on the W-2 of named executive officers who receive such benefit. Each such named executive officer is responsible for paying income tax on such amount.

5)	In addition to the items noted in footnote (3) and (4) above, the amount in this column also reflects payments of $26,000 and $28,200 for 2006 and 2007, respectively, made to Mr. Jamison in his capacity as a member of the Board of Directors.

6)	In addition to the items noted in footnote (3) above, the amount in this column also reflects payments of $26,000 and $28,200 for 2006 and 2007, respectively, made to Mr. Scott in his capacity as a member of the Board of Directors.

7)	Stock awards for Lawrence K. Scott include stock appreciation rights of $31,503 and $72,094 for 2007 and 2006, respectively.

GRANTS OF PLAN BASED AWARDS TABLE

		All Other Stock	All Other Option
		Awards: Number of	Awards: Number of		Grant Date Fair
		Shares of Stock or	Securities	Grant or Base Price	Value of Stock or
	Grant	Units	Underlying Options	of Option Award	Option Awards(1)
Named Executive Officer	Date	#	#	($/Sh)	$

Edward M Jamison,	8/23/2007	18,293	—	—	463,728
President and Chief Executive Officer
Lawrence K. Scott,	8/23/2007	12,195	—	—	309,143
Executive Vice President and Chief Operating Officer
Patrick Hartman,	8/23/2007	7,318	—	—	185,511
Executive Vice President and Chief Financial Officer
Cathy Robinson,	8/23/2007	4,269	—	—	108,219
Executive Vice President and Chief Financial Officer (Community Bank of Nevada)
Bruce Ford,	8/23/2007	4,744	—	—	120,260
Executive Vice President and Chief Operating Officer (Community Bank of Nevada)

1)	Grant date fair value was determined using the August 23, 2007 closing price of Community Bancorp common stock of $25.35 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

					Number of	Market Value
	Number of	Number of			Shares or	of Shares
	Securities	Securities			Units of	or Units of
	Underlying	Underlying			Stock That	Stock That
	Unexercised	Unexercised	Option	Option	Have Not	Have Not
	Options #	Options #	Exercise	Expiration	Vested(3)	Vested(4)
Named Executive Officer	Exercisable(1)	Unexercisable(2)	Price ($)	Date	#	$

Edward M Jamison,	24,000	16,000	30.60	6/15/2016
President and Chief	30,000	—	31.55	7/21/2015
Executive Officer	37,000	—	15.00	9/27/2014
					18,293	317,749
Lawrence K. Scott,	6,000	24,000	30.60	6/15/2016
Executive Vice	8,000	12,000	31.55	7/21/2015
President and Chief Operating Officer	16,100	13,000	15.00	9/27/2014
					12,195	211,827
Patrick Hartman,					7,318	127,114
Executive Vice President and Chief Financial Officer
Cathy Robinson,	5,000	20,000	30.60	6/15/2016
Executive Vice	8,000	12,000	31.55	7/21/2015
President and Chief	15,000	10,000	15.00	9/27/2014
Financial Officer	15,000	—	5.48	7/20/2010
(Community Bank of Nevada)					4,269	74,153
Bruce Ford,	3,000	12,000	30.60	6/15/2016
Executive Vice President and	4,000	6,000	31.55	7/21/2015
Chief Operating Officer					4,744	82,403
(Community Bank of Nevada)

1)	All amounts reflect common shares of the Company underlying stock options granted pursuant to the Company’s 2005 Equity Based Compensation Plan and 1995 Stock Option and Award Plan.

2)	All unexercisable options are service-based and vest at a rate of 20% per year over the first five years of the ten-year option term. Vesting on all service-based options accelerate upon a change in control of the Company.

3)	Granted pursuant to the Company’s 2005 Plan. Grants are shares of time-based restricted stock that vest three years from the grant date. Outstanding shares represent awards scheduled to vest in August 2010. While the Company did not pay any dividends in 2007, if such dividends are paid, they would be an amount equal to those paid to common shareholders. Restrictions on all time-based restricted stock lapse and shares accelerate vesting, upon a change in control of the Company.

4)	Market value was determined using the December 31, 2007 closing price of Community Bancorp common stock of $17.37 per share.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Named Executive Officer	#	$	#(1)	$

Edward M Jamison,	7,000	103,880	—	—
President and Chief Executive Officer
Lawrence K. Scott,	20,105	442,124	17,854	460,455
Executive Vice President and Chief Operating Officer
Patrick Hartman,	—	—	—	—
Executive Vice President and Chief Financial Officer
Cathy Robinson,	2,854	69,523	—	—
Executive Vice President and Chief Financial Officer (Community Bank of Nevada)
Bruce Ford,	—	—	—	—
Executive Vice President and Chief Operating Officer (Community Bank of Nevada)

1)	Stock appreciation rights granted under the 2000 Stock Appreciation Rights Plan, which were exercised in April 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth the potential payments that might be made to named executives officers upon a change in control based on the Company’s 2005 Equity Based Compensation Plan. Additional disclosures are provided for payments and benefits that would be received by Edward M. Jamison, Lawrence K. Scott and Cathy Robinson, based on their employment agreements, upon a Termination Without Cause Prior to a Change in Control and Termination Without Cause or for Good Reason after a Change in Control or otherwise. Except for these employment agreements, there are no agreements, arrangements or plans that entitle named executive officers to severance, perquisites or other enhanced benefits upon termination of their employment beyond those received by any other employee of the Company. Any agreement to provide additional payments or benefits to a terminated named executive officer would be in the discretion of the Compensation Committee. The bonus and salary amounts calculated below are based on the named executive officer’s salary as of December 31, 2007 and indicate payments that would have been received if the relevant termination had taken place on December 31, 2007.

			Acceleration	Acceleration
			of Unvested	of Unvested	Continuation of			Total
			Stock	Option	Medical/Welfare	Excise Tax	Other	Termination
	Bonus	Salary	Awards	Awards	Benefits	Adjustment	Amounts	Befefits
Named Executive Officer	($)	($)	(6) ($)	(6)($)	(7)($)	(8)($)	($)	($)

Edward M. Jamison
Termination without Cause Prior to a Change in Control(1)	840,000	900,000	—	—	—	—	—	1,740,000
Change in Control	—	—	317,749	—	—	—	—	317,749
Termination without Cause or for Good Reason after Change in Control(2)(3)	1,260,000	1,350,000	—	—	3,947	—	—	2,613,947
Lawrence K. Scott
Termination without Cause Prior to a Change in Control(4)	240,000	255,000	—	—	—	—	—	495,000
Change in Control	—	—	211,827	—	—	—	—	211,827
Termination without Cause or for Good Reason after Change in Control(3)(5)	480,000	510,000	—	—	3,816	—	—	993,816
Patrick Hartman
Termination without Cause Prior to a Change in Control	—	—	—	—	—	—	—	—
Change in Control	—	—	127,114	—	—	—	—	127,114
Termination without Cause or for Good Reason after Change in Control	—	—	—	—	—	—	—	—
Cathy Robinson
Termination without Cause Prior to a Change in Control(4)	123,000	175,000	—	—	—	—	—	298,000
Change in Control	—	—	74,153	—	—	—	—	74,153
Termination without Cause or for Good Reason after Change in Control(3)(5)	246,000	350,000	—	—	3,947	—	—	599,947
Bruce Ford
Termination without Cause Prior to a Change in Control(4)	—	—	—	—	—	—	—	—
Change in Control	—	—	82,403	—	—	—	—	82,403
Termination without Cause or for Good Reason after Change in Control(3)(5)	—	—	—	—	—	—	—	—

1)	Assumes a termination date of December 31, 2007. In the event a change in control occurs during the twelve (12) months following any Termination Without Cause the named executive officer will be entitled to compensation equal to (a) thirty six (36) months base salary then in effect plus (b) three (3) times the amount of named executive officer’s bonus for the year preceding termination and the Company will continue to pay the employer portion of health insurance continuation premiums for the named executive officer for twelve (12) months less the amount of any payments already received.

2)	Assumes an effective date of a change in control of December 31, 2007. In addition to the acceleration of unvested stock awards and unvested option awards, in the event the named executive officer’s employment is terminated within twenty four (24) months following a change in control either (i) by Resignation for Good Reason or (ii) is otherwise Terminated Without Cause, the named executive officer is entitled to receive (a) thirty six (36) months base salary then in effect plus (b) three (3) times the amount of Executive’s bonus for the year preceding termination and the Company will continue to pay the Employer portion of health insurance continuation premiums for the named executive officer for twelve (12) months.

3)	The Termination Without Cause or for Good Reason after Change in Control is a double trigger, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control.

4)	Assumes a termination date of December 31, 2007. In the event a change in control occurs during the twelve (12) months following any Termination Without Cause the named executive officer will be entitled to compensation equal to (a) twenty four (24) months base salary then in effect plus (b) two (2) times the amount of named executive officer’s bonus for the year preceding termination and the Company will continue to pay the Employer portion of health insurance continuation premiums for the named executive officer for twelve (12) months less the amount of any payments already received.

5)	Assumes an effective date of a change in control of December 31, 2007. In addition to the acceleration of unvested stock awards and unvested option awards, in the event the named executive officer’s employment is terminated within twenty four (24) months following a change in control either (i) by Resignation for Good Reason or (ii) is otherwise Terminated Without Cause, the named executive officer is entitled to receive (a) twenty four (24) months base salary then in effect plus (b) two (2) times the amount of named executive officer’s bonus for the year preceding termination and the Company will continue to pay the Employer portion of health insurance continuation premiums for the named executive officer for twelve (12) months.

6)	Under the Company’s 2005 Equity Based Compensation Plan, upon a change in control any unvested stock options and unvested time-based restricted stock would fully vest. The value of the accelerated unvested stock awards was based calculated by multiplying the number of accelerated shares by the closing price of the Company’s stock on December 31, 2007 or $17.37. No value was calculated for the acceleration of unvested stock options as all such options were at an exercise price in excess of the Company’s December 31, 2007 closing stock price.

7)	Represents reimbursement for one (1) year’s COBRA payments based on employers premiums for health and dental at December 31, 2007.

8)	If any payments made under the employment agreements would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) the payments will be reduced to the largest amount that will result in no portion of payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Based on the Company’s computations, none of the payments to Edward M Jamison, Lawrence K. Scott or Cathy Robinson would constitute an “excess parachute payment.”

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting Director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company for members of the Board.

Cash Compensation Paid to Board Members

During 2007, for their service on both Boards, each Director of Community Bancorp and Community Bank of Nevada was entitled to receive a cash retainer of $9,000, with an additional cash retainer of $2,500 paid to Directors (who are not employees of the Company) holding a committee chairmanship, other than the Audit Committee chairman, who received an additional cash retainer of $3,700. Each Director received a fee of $1,600 per Board of Directors meeting attended with an additional fee paid to Directors (who are not employees of the Company) of $250 per Community Bancorp and Community Bank of Nevada Loan Committee meeting attended.

For 2008, each Director of Community Bancorp and Community Bank of Nevada will receive a cash retainer of $10,000, with an additional $1,500 paid to Directors (who are not employees of the Company) holding a committee chairmanship, other than the Audit Committee chairman, who will receive an additional retainer of $1,200. Each Director will receive a fee of $1,600 per Board of Directors meeting attended with an additional fee paid to Directors (who are not employees of the Company) of $250 per Community Bancorp and Community Bank of Nevada Loan Committee meeting attended.

Stock Based Award

Each non-employee Director received restricted stock grants in 2007. Restricted stock received by Directors vests in thirds over three years from the grant date of August 23, 2007. For restricted stock awards granted in 2007, vesting is contingent upon continuing as a director during the vesting period. Stock awards have voting and dividend rights prior to fully vesting.

The table below summarizes the compensation awarded or paid to, or earned by, each of the non-employee Directors of the Company during the year ended December 31, 2007. The compensation of Edward M. Jamison, President and Chief Executive Officer of the Company; and Lawrence K. Scott, Executive Vice President and Chief Operating Officer of the Company and President of Community Bank of Nevada; who both also serve as Directors of the Company and Community Bank of Nevada, is not included in the table below. It’s instead disclosed in the Summary Compensation Table included previously in this Proxy Statement.

DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid	Stock	Option	All Other
Name	in Cash $(1)	Awards $(2)	Awards $	Compensation $	Total $

Jacob D. Bingham	79,250	8,809	—	—	88,059
Dan H. Stewart	54,700	8,809	—	—	63,509
Gary W. Stewart	92,000	8,809	—	—	100,809
Russell C. Taylor(3)	78,700	8,809	—	—	87,509
Jack M. Woodcock	80,600	8,809	—	—	89,409

1)	During 2007, for their service on both Boards, each Director of Community Bancorp and Community Bank of Nevada received a retainer of $9,000, with an additional retainer of $2,500 paid to Directors holding a committee chairmanship, other than the Audit Committee chairman, who received an additional retainer of $3,700. Each Director received a fee of $1,600 per Board of Directors meeting attended with an additional fee paid to Directors (who are not employees of the Company) of $250 per Community Bancorp and Community Bank of Nevada Loan Committee meeting attended.

2)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with SFAS No. 123(R). Assumptions used in the calculation of these amounts are included in footnote 17 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008. As of December 31, 2007, each Director has the following number of options outstanding: Bingham — 12,000; D. Stewart — 0; G. Stewart — 12,000; Taylor — 12,000; Woodcock — 7,000.

3)	Mr. Taylor retired from the Board of Directors of the Company and Community Bank of Nevada on January 17, 2008.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The Company has only one class of shares outstanding, common stock.

The following table sets forth the beneficial ownership of the Company’s shares of common stock as of April 7, 2008, by each Director, for each named executive officer and as a group:

		Amount and
		Nature of
Name and Address of		Benefical	Percent of
Benefical Owner(1)	Relationship with the Company	Ownership(2)	Class(3)

Jacob D. Bingham(4)	Director	47,257	*
Bruce Ford(5)	Executive Vice President/Chief Operating Officer (Community Bank of Nevada)	11,744	*
Patrick Hartman(6)	Executive Vice President/Chief Financial Officer	7,318	*
Edward M. Jamison(7)	President/Chief Executive Officer and Chairman of the Board	345,711	3.4%
Cathy Robinson(8)	Executive Vice President/Chief Financial Officer (Community Bank of Nevada)	65,373	*
Lawrence K. Scott(9)	Director, Executive Vice President/Chief Operating Officer	68,650	*
Dan H. Stewart(10)	Director	49,687	*
Gary W. Stewart(11)	Director	33,067	*
Jack M. Woodcock(12)	Director	58,977	*

All Directors and Named Executive Officers as a Group (9 Persons)(13)		687,784	6.7%

*	Less than 1%

1)	The principal address of each of the stockholders named in the table is c/o Community Bancorp, 400 S. 4th Street, Suite 215, Las Vegas, Nevada 89101.

2)	This table is based upon information supplied by officers and Directors. Unless otherwise indicated in these notes and subject to applicable community property laws and shared voting and investment power with a spouse, each Director and named executive officer listed above possesses sole voting power and sole investment power for the shares of the Company’s common stock listed.

3)	Applicable percentages are based on 10,263,309, which includes restricted stock of 154,492 shares and shares of common stock subject to stock options exercisable within 60 days.

4)	Mr. Bingham beneficially owns 47,257 shares, which include 35,257 shares held in the Bingham Family Trust, and 12,000 shares subject to stock options exercisable within 60 days.

5)	Mr. Ford beneficially owns 11,744 shares, which includes 7,000 shares subject to stock options exercisable within 60 days.

6)	Mr. Hartman beneficially owns 7,318 shares.

7)	Mr. Jamison beneficially owns 345,711 shares, which include 254,711, shares held in the Jamison Family Trust and 91,000 shares subject to stock options exercisable within 60 days.

8)	Ms. Robinson beneficially owns 65,373, shares, which include 1,000 shares held in J. Robinson Inc. and 43,000 shares subject to stock options exercisable within 60 days.

9)	Mr. Scott beneficially owns 68,650, shares, which include 30,100 shares subject to stock options exercisable within 60 days.

10)	Mr. D. Stewart holds 49,687 shares.

11)	Mr. G. Stewart beneficially owns 33,067 shares, which include 21,067 shares held jointly with Mr. Stewart’s wife and 12,000 shares subject to stock options exercisable within 60 days.

12)	Mr. Woodcock beneficially owns 58,977 shares, which include 51,977 shares held as Jack Woodcock and 7,000 shares subject to stock options exercisable within 60 days.

13)	Includes all shares owned beneficially by the Directors and named executive officers.

Security Ownership of Certain Beneficial Owners

As of April 7, 2008, the Company knew of no persons who owned more than five percent (5%) of the outstanding shares of its common stock except as follows:

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership(1)	of Class(2)

AXA Financial, Inc.	618,910	6.0%
1290 Avenue of the Americas New York, NY 10104
OZ Management LLC	573,286	5.6%
9 West 57th Street, 39th Floor New York, NY 10019
Kennedy Capital Management, Inc.	712,059	6.9%
10829 Olive Blvd St. Louis, MO 63141
James Koehler	517,173	5.0%
P.O. Box 15 Aberdeen, SD 57402-0015

(1)	This table is based upon information supplied by principal stockholders and Schedules 13D and 13G filed with the SEC.

(2)	Applicable percentages are based on 10,263,309 shares outstanding on April 7, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and ten percent or more stockholders of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes of ownership of the Company’s equity securities. Officers, Directors and ten percent or more stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its executive officers, Directors and beneficial owners of ten percent or more of the Company’s equity securities appear to have been met.

TRANSACTIONS WITH RELATED PERSONS

The Company, including its subsidiaries, has had, and expect in the future to have, banking transactions in the ordinary course of its business with many of its Directors and executive officers and associates and any stockholders owning 5% or more of record or beneficially of the Company’s common stock, including transactions with corporations of which such persons are Directors, officers or controlling stockholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 2007 such transactions comprising loans did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers of the Company or any of its subsidiaries are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended, and other federal laws and regulations.

Transactions with Directors

The following is a summary of the transactions between the Company and its Directors and/or their affiliated entities. All of these transactions meet the categorical standards for independence under the NASDAQ rules and the policies of the Company.

Customer Relationships.  In the ordinary course of business, the Company and its subsidiaries provide certain financial services to most of its Directors (including Directors who retired or resigned in 2007) and to some of their immediate family members and affiliated organizations. These services are provided on substantially the same terms and conditions, including quality, term and pricing applicable to other customers for similar purposes. The Company or any of its subsidiary banks provides extensions of credit to certain Directors, immediate family members and affiliated organizations. These extensions of credit are governed by Regulation O, which is described below in this section.

Business Relationships.  In the ordinary course of business, the Company or its subsidiaries may enter into relationships with, or receive services from, entities affiliated with the Directors or nominees, or their immediate family members.

Certain Charitable Contributions.  The Company may make contributions to charitable organizations for which the Company’s Directors serve as directors or trustees, but not executive officers.

Family Relationships

There is no family relationship as defined in the SEC’s regulations between any executive officer or Director and any other executive officer or Director. Some family relationships may exist between certain of the Company’s Directors or executive officers and some of the approximately 289 employees of the Company and its subsidiaries. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

Indemnification and Advancement of Costs

Pursuant to the Company’s Bylaws, indemnification is provided to the Directors, officers and, in some instances, employees and agents against certain liabilities incurred as a result of their service on behalf of or at the Company’s request. Costs incurred in connection with certain claims or proceedings on behalf of covered individuals may also be advanced. These persons must sign written undertakings to repay all these amounts if it is ultimately determined that the individual is not entitled to indemnification. In addition, the Company has obtained insurance for Directors and officers, which provides coverage for them against certain liabilities and other expenses resulting from their service on behalf of or at the Company’s request. These Bylaws provisions and insurance coverage provide a potentially significant financial benefit to the Company’s Directors and executive officers. During 2007, no costs were advanced pursuant to these Bylaws provisions on behalf of its current and former executive officers and Directors.

Disclosure Regarding Related Party Transaction Policies

The principal policies of the Company relating to transactions of the types required to be disclosed under Item 404(a) of Regulation S-K (for the purposes of this proxy statement, “related persons transactions”) are the Company’s Code of Conduct. The Company has also adopted policies designed to support its compliance with banking regulations relating to the extension of credit by its subsidiary banks to insiders, including executive officers and Directors of the Company and entities in which these individuals have specified control positions (the federal statutory and regulatory provisions that establish these restrictions are often referred to as “Regulation O”). Management believes that its policies are adequate to provide appropriate levels of control and monitoring of the types of related persons transactions that are likely to arise in the nature of the Company’s business and the associated risks.

PROPOSAL 2

AMENDMENT OF THE ARTICLES OF INCORPORATION TO AUTHORIZE AN
INCREASE IN COMMON SHARES AUTHORIZED FOR FUTURE ISSUANCE AND THE
CREATION OF AUTHORIZED SHARES OF PREFERRED STOCK FOR FUTURE ISSUANCE

Description of the Proposal

The Articles of Incorporation currently provide for the issuance of up to thirty million (30,000,000) shares of common stock. Upon approval by the stockholders, this proposal would amend the Articles of Incorporation to increase the authorized common stock by twenty million (20,000,000) shares and to provide for the creation of a class of preferred stock in the amount of twenty million (20,000,000) shares, having such terms, rights and features as may be determined by the Board of Directors.

The term “blank check” is often used to refer to preferred stock, the creation and issuance of which is authorized by the stockholders in advance and the terms, rights and features of which are determined by the Board of Directors from time to time. The authorization of blank check preferred stock would permit the Board of Directors to create and issue preferred stock from time to time in one or more series. Subject to the Company’s Articles of Incorporation, as amended from time to time, and the limitations prescribed by law or by any stock exchange or national securities association trading system on which the Company’s securities may be listed, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares and to change designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action or vote by the stockholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment that doing so would be in the best interests of the Company and its stockholders.

If the stockholders approve this proposal, Article 4 of the Articles of Incorporation would be amended in its entirety to read as follows:

“FOURTH. The Corporation shall have authority to issue seventy million (70,000,000) shares, divided into two classes, as follows: fifty million (50,000,000) shares of common stock having a par value of one-tenth of one cent ($0.001) per share (“Common Stock”); and twenty million (20,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (“Preferred Stock”).

The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called “Directors’ Resolution”).

Except as otherwise required by law, the Articles of Incorporation or as otherwise provided in any Directors’ Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors’ Resolution or Resolutions.

The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.”

The Board of Directors approved the proposed amendment to the Company’s Articles of Incorporation on March 27, 2008, subject to stockholder approval.

Rationale for Increasing Shares of Common Stock and Creating Blank Check Preferred Stock

Recent economic developments have adversely affected the capital markets and the availability of capital for financial institutions. The market for trust preferred securities on which the Company has relied for $72.2 million in financing over the last three (3) years, has been particularly impacted. Also, the emergence of credit problems in the banking industry suggests that the industry is entering a period where capital conservation and augmentation will be critically important. In light of these trends, the Board of Directors has concluded that the Company should have a full range of capital financing alternatives available in its Articles of Incorporation.

The proposed amendment to the Articles of Incorporation will provide the Company with increased flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow the Company to issue preferred stock from time to time with such features as may be determined by the Board of Directors for any proper corporate purpose. Such uses may include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as all or part of the consideration to be paid by the Company for acquisitions of other businesses or their assets. The Board of Directors could, among other things, create a series of preferred stock that is convertible into common stock on the basis of either a fixed or floating conversion rate. Increasing the number of authorized shares of common stock will help to ensure that there will be an adequate number of such shares available to issue upon conversion of any convertible preferred stock or convertible debt as well as for direct issuances of common stock on acquisitions, to increase capital or in equity compensation plans. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue any preferred stock. Further, except in the case of existing equity compensation plans, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of common stock.

Anti-Takeover Effects of the Proposed Amendment

This proposal will, if approved, supplement and strengthen the Company’s existing takeover defenses.

The issuance of additional shares of common stock or preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to make it more difficult to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage potential acquirors, and could therefore deprive stockholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. Moreover, the issuance of such additional shares, whether common or of preferred stock, to persons friendly to the Board of Directors could make it more difficult to remove incumbent directors from office in the event such change were to be deemed advisable by the stockholders.

While the proposed amendment to the Articles of Incorporation may have anti-takeover consequences, the Board of Directors believes that the benefits it would confer on the Company outweigh any disadvantages. In addition to the enhanced ability to finance purchases and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and the stockholders. The Board of Directors believes it is in the best interest of the Company and the stockholders to encourage potential acquirers to negotiate directly with the board rather than taking unilateral action. Only when empowered to negotiate on behalf of the Company can the board have the best possible opportunity to secure the terms that best serve the interests of the Company and all the stockholders.

Stockholder Approval

The affirmative vote of the holders of not less than a majority of the outstanding shares of common stock is required to approve the proposal.

PROPOSAL 3

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee anticipates retaining, by the date of the annual meeting, Grant Thornton, LLP (“Grant Thornton”) as the independent public accounting firm of the Company for the fiscal year ending December 31, 2008. Grant Thornton audited the Company’s financial statements for the year ended December 31, 2007. Although not required to do so, the Board of Directors has chosen to submit the proposal to the vote of the stockholders in order to ratify the Audit Committee appointment. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Changes in and disagreements with Accountants on Accounting and Financial Disclosure

At a meeting on June 7, 2007, the Audit Committee dismissed McGladrey & Pullen, LLP (“McGladrey”) as the Company’s principal independent accountants. At the same meeting, the Audit Committee selected the accounting firm of Grant Thornton as the independent accountant for the Company’s 2007 fiscal year.

McGladrey audited the consolidated financial statements of the Company for the years ended December 31, 2006 and 2005. McGladrey’s report on the Company’s financial statements for those two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principals. In the two fiscal years ended December 31, 2006 and 2005, and from January 1, 2007 to June 7, 2007, there were no disagreements between the Company and McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to McGladrey’s satisfaction, would have caused McGladrey to make reference to the subject matter of the disagreement in connection with its opinion on the Company’s consolidated financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Fees Paid to Independent Auditors

For 2007, the Audit Committee considered and deemed the services provided by Grant Thornton, LLP, the Company’s independent auditor, compatible with maintaining the principle accountant’s independence. The following are the fees paid to Grant Thornton, LLP during the fiscal year ended December 31, 2007 and McGladrey & Pullen, LLP and RSM McGladrey, Inc., an affiliate, during the fiscal year ended December 31, 2006:

	2007	2006

Audit fees(1)(2)	$747,000	$549,000
Audit related fees	—	—
Tax fees(3)	—	52,000

Total fees	$747,000	$601,000

(1)	2007 includes audit of internal control over financial reporting, reviews of Forms 10Q and related SAS 100 reviews and first year audit procedures.

(2)	2006 includes audit of internal control over financial reporting, fees and costs associated with merger, including Forms S-4 and issuing related consents, reviews of Forms 10-Q and related SAS 100 reviews and review of Form S-8 and issuance of related consent.

(3)	Includes fees associated with review of quarterly tax estimates, tax depreciation schedules and tax planning, merger-related tax consulting and short period tax return relating to acquired Bank.

The Board of Directors recommends a vote FOR the ratification of Grant Thornton, LLP as the Company’s independent public accounting firm for 2008.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-Approval Policy

The Charter for the Audit Committee of the Board contains policies and procedures for pre-approval of audit and non-audit services from the Company’s independent public accountant.

Pre-approval of Services.  The Audit Committee shall pre-approve all auditing services and permitted non-audit services, including the fees and terms, to be performed for the Company by its independent registered public accountants, subject to the de minimis exception for non-audit services described below, which are approved by the Committee prior to completion of the audit.

Exception.  The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

•	The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its independent registered public accountants during the fiscal year in which the services are provided;

•	Such services were not recognized by the Company at the time of the engagement to be non-audit services; and

•	Such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Delegation.  The Audit Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Committee at its next scheduled meeting.

The Audit Committee approved all services performed by Grant Thornton, LLP pursuant to the policies outlined above.

AUDIT COMMITTEE REPORT

In connection with the financial statements for the fiscal year ended December 31, 2007, the Audit Committee has:

1. Reviewed and discussed the audited financial statements with management;

2. Discussed with Grant Thornton, LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the AICPA’s Statement on Auditing Standards No. 114, as amended; and

3. Received the written disclosure and letter from the Auditors on the matters required by the AICPA’s Independence Standards Board Standard No. 1 and has discussed with the independent auditors, their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The Board of Directors has approved this inclusion.
THE AUDIT COMMITTEE

Gary W. Stewart, Chairman
Jacob D. Bingham
Dan H. Stewart
Jack M. Woodcock

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2009 ANNUAL MEETING

Proxy Statement Proposals.  Under the rules of the SEC, proposals that stockholders seek to have included in the Proxy Statement for the 2009 Annual Meeting of Stockholders must be received by the Secretary of the Company not later than December 29, 2008.

Other Proposals and Nominations.  The Company’s Bylaws govern the submission of nominations for Director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in the Company’s proxy statement for that meeting. Nominations for Director must be made in accordance with Section 13 of the Company’s Bylaws. Section 13 of the Company’s Bylaws is set forth in the Notice of Annual Meeting of Stockholders attached to this Proxy Statement.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s 2007 Annual Report, which includes audited financial statements, is also included in this mailing to stockholders.

ADDITIONAL INFORMATION

Under the Securities Exchange Act of 1934 Sections 13 and 15(d), periodic and current reports must be filed with the SEC. The Company electronically files the following reports with the SEC: Form 10-K (Annual Report), Form 10-Q (Quarterly Report), Form 8-K (Current Report), and Form DEF 14A (Proxy Statement). It may file additional forms. The SEC maintains a website, www.sec.gov, in which all forms filed electronically may be accessed. Additionally, all forms filed with the SEC and additional stockholder information are available free of charge on the Company’s website at www.communitybanknv.com. The Company posts these reports to its website as soon as reasonably practicable after filing them with the SEC. None of the information on or hyperlinked from the Company’s website is incorporated into this proxy statement.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the Meeting, but if such matters are properly presented to the Meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the Meeting in accordance with the terms of such proxies.

COMMUNITY BANCORP

/s/ Jeffrey R. Chase
Jeffrey R. Chase
Secretary

Las Vegas, Nevada
April 28, 2008

	■
COMMUNITY BANCORP
REVOCABLE PROXY
ANNUAL MEETING OF STOCKHOLDERS-May 29, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder(s) of Community Bancorp (the “Company”) hereby appoints, constitutes and nominates Edward M. Jamison, Lawrence K. Scott and Patrick Hartman, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of the Company which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders to be held at the Community Bancorp headquarters, located at the City Centre Office, 400 S. 4th Street, Suite 110 Las Vegas, Nevada on Thursday, May 29, 2008 at 11:00 a.m. local time, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:
(Continued and to be signed on the reverse side)
■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF
COMMUNITY BANCORP
May 29, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■ 20630030000000001000 2	052908
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors: To elect the following six (6) persons to the Board of Directors of the Company to serve for a one (1) year term and until their successors are elected and qualified:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Jacob D. Bingham Dan H. Stewart
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Edward M. Jamison Gary W. Stewart Lawrence K. Scott
☐	FOR ALL EXCEPT (See instructions below)	¡	Jack M. Woodcock

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.
Amendment of Articles of Incorporation. To amend Article Fourth of the Articles of Incorporation to increase the number of authorized shares of common stock and authorize a class of preferred stock as described in the Proxy Statement dated April 28, 2008.
		☐	☐	☐

3.	Ratification of Independent Public Accountants. To ratify the selection of Grant Thornton, LLP as the independent public accountants for the Company for 2008.	☐	☐	☐

4.
Other Business. To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

The Board of Directors recommends a vote FOR the foregoing proposals. If any other business is properly presented at the 2008 Annual Meeting of Stockholders, this Proxy shall be voted in accordance with the judgment of the proxy holders. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

I will attend the 2008 Annual Meeting of Stockholders in person ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■